June 9, 2010

Keith Guenther
25391 Commercentre Drive, Ste. 200
Lake Forest, CA 92630

Re:           Amended and Restated Promissory Note

Dear Mr. Guenther:

Reference is made to your promissory note in the principal amount of $500,000, originally issued on November 10, 2008, as previously amended as of November 10, 2009 and May 10, 2010, which is due to be repaid on June 9, 2010 (the “Note”).  The following sets forth our agreement with respect to the Note:

1.
Within fifteen (15) days of the date hereof, we will repay you the full $500,000 principal amount of the Note, plus interest, at a rate of 15% per annum, accrued from May 11, 2010, through the date of repayment (all interest for the period between November 10, 2008 and May 10, 2010 has previously been paid);

2.	As additional consideration, we will issue to you a total of 5,000 restricted shares of our common stock; and

3.	Except as specifically set forth herein, the Note shall remain in full force and effect.

If the foregoing represents our agreement as you understand it, please sign below acknowledging your acceptance.

If you have any questions, please call me.

Sincerely, /s/ Shu Kaneko Shu Kaneko Chief Financial Officer

AGREED AND ACCEPTED:

/s/ Keith Guenther

Keith Guenther